UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/01/2010

International Assets Holding Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  000-23554

Delaware	59-2921318
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

708 Third Avenue, Suite 1500,
New York, NY 10017
(Address of principal executive offices, including zip code)

212-485-3500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.    Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

Convertible Noteholder Claims

As previously reported, one of the holders of the Company's senior subordinated convertible notes due 2011(the "Notes") commenced litigation against the Company, in November 2009, seeking acceleration of the amounts due under its Note. In the litigation, the holder claimed that the Company's acquisition of FCStone Group, Inc. ("FCStone") on September 30, 2009 constituted a change of control under the terms of the Notes, and that, as a result, the Company was obligated to offer to redeem the Note at a redemption price equal to the outstanding principal balance of the Note, a premium of 15% of the outstanding principal balance of the Note and accrued interest.

On September 1, 2010, the Company received demands from two other noteholders for payment of the amounts due under their Notes based upon the same claim.

Background

In September 2006, the Company completed a private placement of the Notes. The aggregate principal amount of the Notes was $27.0 million. The Notes bear interest at the rate of 7.625% per annum and mature in September 2011. They are currently convertible at any time at the option of the noteholder into shares of the Company's common stock at a price of $21.79 per share.

Since the issuance of the Notes, the holders have converted approximately $10.3 million in principal amount of the Notes into shares of common stock of the Company. As a result of these conversions, the outstanding principal amount of Notes at the present time is approximately $16.7 million.

Initial Claim and Litigation

On November 16, 2009, Portside Growth and Opportunity Fund ("Portside"), managed by Ramius LLC, in its capacity as a holder of a Note with a principal amount of $3.7 million, filed a notice of motion for summary judgment in the Supreme Court of the State of New York. In the notice, Portside claimed that the FCStone transaction resulted in a change of control as defined in the Notes, and that, as a result, the Company should have offered to redeem the Notes at a 15% premium. Portside also claimed that it was entitled to default interest at the rate of 15% per annum.

The Company challenged the claim made by Portside because the Company is of the view that the FCStone transaction did not result in a change of control as defined in the Notes.
On March 15, 2010, the court dismissed Portside's motion for summary judgment. Portside subsequently filed an amended complaint with the Supreme Court of the State of New York asserting the same claim. The case is currently pending. The parties are currently engaged in discovery.

Additional Claims

On September 1, 2010, the Company received a demand letter from LB I Group, Inc. in its capacity as a holder of a Note with a principal amount of $5.0 million in which it made the same claim as Portside.   On the same day, Highbridge International LLC in its capacity as a holder of a Note with a principal amount of $4.0 million delivered an identical demand letter.

The Company continues to be of the view that the FCStone transaction did not result in a change of control as defined in the Notes. As a result, the Company intends to defend these claims vigorously.
In the event that the Company does not prevail in this matter, then the Company would be obligated to pay to noteholders the principal amount of their Notes, the premium of 15%, accrued interest at the default rate of 15% per annum and attorneys' fees. Based on the current outstanding principal balance of $16.7 million, the Company estimates that the premium of 15% would be approximately $2.5 million and that additional accrued interest owed at the default rate as of September 8, 2010, would be approximately $1.5 million.
In the event that the Company does not prevail in this matter, the Company would utilize its working capital to repay the amounts due under the Notes. The Company does not expect such payment to have a material effect of the Company's liquidity or capital resources.
The Company is currently unable to predict the outcome of these claims and believes their current status does not warrant accrual under the guidance of the Contingencies Topic of the Accounting Standards Codification. As such, no amounts have been accrued in the Company's financial statements.
The Company will continue to monitor the claims and assess the need for future accruals.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

International Assets Holding Corporation

Date: September 08, 2010	By:	/s/ Brian Sephton
Brian Sephton
Chief Legal and Governance Officer